EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-132114 on Form N-1A of our reports dated September 16, 2008 relating to the financial statements and financial highlights of American Century Growth Funds, Inc., including Legacy Focused Large Cap Fund, Legacy Large Cap Fund and Legacy Multi Cap Fund, appearing in the Annual Report on Form N-CSR of American Century Growth Funds, Inc. for the year ended July 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/  DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Kansas City, Missouri
November 20, 2008